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                                                 EXHIBIT 11
                      Statement Regarding the Computation of Earnings Per Share

                                                          For the nine month period
                                                            ending September 30
                                                          -----------------------------
                                                              2003             2002
                                                        -------------------------------

Weighted average shares outstanding:                    5,436,101         5,436,101

Common Stock

Common Stock Equivalents
         Stock Options                                          0                 0
         Stock Awards                                           0                 0
         ESOP Shares                                            0                 0
Total Common Stock Equivalents                                  0                 0

Total weighted average shares outstanding               5,436,101         5,436,101

Net Income                                             $7,503,000        $6,788,000

Net Income Per Share                                     $   1.38          $   1.25

Fully Diluted Income Per Share                           $   1.38          $   1.25
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